Exhibit 99.1
For Immediate Release on Wednesday February 28, 2007
Gasco Energy Announces Year-End Proved Reserves
DENVER — February 28, 2007 — Gasco Energy (AMEX: GSX) today announced 2006 year-end proved reserves and a sensitivity case run at higher prices.
2006 Proved Reserves
Gasco’s year-end, estimated total proved reserves were approximately 42.2 billion cubic feet of natural gas equivalent (Bcfe), comprised of 40.0 billion cubic feet of natural gas (Bcf) of natural gas and 370,581 barrels of liquids. The company’s reserve mix is 95% natural gas and 5% liquid hydrocarbons, including condensate. Approximately 97% of total reserves are categorized as proved developed and 3% were proved undeveloped. For 2006, Gasco replaced 434% of production exclusive of price-related revisions.
The 2006 totals compare to Gasco’s total proved reserves at year-end 2005 of 76.7 Bcfe. At year-end 2005, approximately 26% of total reserves were categorized as proved developed, 74% were proved undeveloped (PUD). When comparing 2006 proved reserves to 2005’s estimated quantities, Gasco grew the proved developed component by 109% to 41.0 Bcfe, while total proved reserves declined by 46% and PUDs declined by 98% to 1.2 Bcfe. Gasco had total positive revisions to proved developed reserves of 1.9 Bcfe and downward revisions to PUDs of 52.5 Bcfe.
December 31, 2006 Rockies blended pricing of $4.51 per million British thermal units (MMbtu) converts to a price at the wellhead of $4.04 per MMBtu. At this price most of Gasco’s PUD inventory had a net present value less than 10% and was therefore re-classified to the probable reserve category. These reserves can revert to PUD depending upon the price deck used to run the reserves report. Year-end pricing is used to determine the economic viability of PUD locations, which are the most sensitive to commodity prices and current per-well investment. In accordance with SEC guidelines, reserve estimates do not include any probable or possible reserves which may exist for Gasco’s properties. Proved reserves were fully engineered by Netherland Sewell & Associates (NSAI), Gasco’s independent reservoir engineering firm.
For 2006 reserve quantities, Gasco’s standardized measure of discounted future net cash flows (commonly known as the SEC PV-10 figure) for proved reserves at year end was $63.2 million. The 2006 SEC PV-10 calculation used net year-end commodity prices of $4.47 per thousand cubic feet of natural gas (Mcf) at the wellhead, net of all gathering, processing, and marketing and $43.21 per barrel of crude oil. The 2005 SEC PV-10 calculation used net year-end commodity prices of $8.01 per Mcf of natural gas and $59.87 per barrel of crude oil. Reserve estimates are engineered by independent reservoir engineering consultants, NSAI and conform to the definition as set forth in the SEC Regulation S-X Part 210.4-10 (a) as clarified by subsequent Commission Staff Accounting bulletins. The proved reserves are also in accordance with Financial Accounting Standards Board Statement No. 69 requirements.

	Gas	Oil	Equivalents
Reserve Quantities	Mcf	Bbl	Mcfe

Balance, December 31, 2005	74,455,128	377,288	76,718,856
Extensions and discoveries	16,006,692	97,529	16,591,866
Revisions of previous estimates	(47,010,172)	(212,400)	(48,284,572)
Sales of reserves in place	—	—	—
Purchases of reserves in place	210,954	129,810	989,814
Production	(3,686,638)	(21,646)	(3,816,514)

Balance, December 31, 2006	39,975,964	370,581	42,199,450

Proved Developed Reserves	38,817,964	370,581	41,041,450

Reserves Summary at December 31, 2006

	Net Reserves		Future Net Revenue ($)
	Gas	Oil
Category	(Mcf)	(Bbl)	Total	SEC PV10
Proved Developed
Producing	32,356,763	327,771	105,198,800	55,669,100
Non-Producing	6,461,201	42,810	18,574,100	6,928,600
Proved Undeveloped	1,158,000	—	2,664,100	569,500

Total Proved	39,975,964	370,581	$126,410,000	$63,167,200
Reflects commodity prices of $4.47 Mcf of natural gas and $43.21 per Bbl of liquids as of December 31, 2006.
Price Sensitivities
Gasco also ran economic sensitivities at December 31, 2006 at an assumed Rockies price of $7.00 per MMBtu, which equates to $6.46 MMBtu at the well head, to provide another reserve case scenario. This sensitivity price was selected because it is above the price at which all of the reserves that could be classified as proved undeveloped at December 31, 2006 would be included in the reserve report. The below case should not be confused with Gasco’s SEC year-end proved reserves and does not comply with SEC pricing assumptions, but does comply with all other definitions. The case presented is intended to show reserve sensitivities to the commodity price. As indicated above, Gasco’s year-end, estimated total proved reserves were approximately 42.2 Bcfe.
Reserves Sensitivity Summary at $7.00 MMBtu Case ($6.46 MMBtu at the wellhead)

	Net Reserves
	Gas	Oil	Total
Category	(Mcf)	(Bbl)	(Mcfe)
Proved Developed
Producing	31,903,565	324,530	33,850,745
Non-Producing	6,326,928	41,984	6,578,832
Proved Undeveloped	80,050,696	572,284	83,484,400

Total Proved	118,281,189	938,798	123,913,977
Assumes commodity prices of $7.14 Mcf of natural gas and $46.30 per Bbl of liquids.

Under the $7.00 per MMBtu and $46.30 per barrel scenario, Gasco would have grown its proved reserves from 76.7 Bcfe at 12/31/05 to 124 Bcfe, of which 67% would be classified as PUD and 33% proved developed. Growth in Gasco’s reserves under this non-SEC scenario is 62%. A comparison follows in the table below.

	Reserves in Natural Gas Equivalents (Mcfe)
				2006
	2006	2005		$7.00	2005
	Proved	Proved	%	Rockies	Proved	%
Category	Reserves	Reserves	Chg.	Case	Reserves	Chg.

Proved Developed Producing	34,323,389	15,871,600	116%	33,850,745	15,871,600	113%
Proved Developed Non- Producing	6,718,061	3,773,027	78%	6,578,832	3,773,027	74%
Proved Undeveloped	1,158,000	57,074,229	(98%)	83,484,400	57,074,229	46%

Total Proved	42,199,450	76,718,856	(45%)	123,913,977	76,718,856	62%
2005 reflects YE pricing of $8.01 Mcf of natural gas and $59.87 per Bbl of liquids.
2006 reflects YE pricing of $4.47 Mcf of natural gas and $43.21 per Bbl of liquids.
2006 $7.00 Rockies Case assumes $7.14 Mcf of natural gas and $46.30 per Bbl of liquids.
Management Comment
Mark Erickson, Gasco’s President and CEO, said: “Resources plays like our Riverbend Project are particularly sensitive to commodity prices and per-well investment. The year-end prices, along with the well investment during the year, were at a level where the preponderance of our PUDs were removed from the estimated quantities of reserves and moved to the probable classification. This year was particularly challenging with the drop in commodity prices at December 31, 2006, especially when compared to the relatively high pricing used at December 31, 2005. We expect service costs to come in line with commodity prices going forward. Gasco’s operations staff continues to work very hard to reduce total well investment through further reductions in drilling days and by aggressively bidding services. ”

Definition — Reserves
Reserves are those quantities of crude oil, natural gas, and natural gas liquids that are anticipated to be commercially recovered from known accumulations from a given date forward. Reserve estimates involve varying degrees of uncertainty, depending largely on the amount of reliable geological and engineering data available at the time of the estimate and the interpretation of the data. The relative degree of uncertainty can be conveyed by broadly placing reserves into one of two categories — proved or unproved.
Two basic methods are commonly used by industry to prepare reserve estimates — the deterministic and probabilistic methods. The deterministic method yields a single best estimate of reserves based on known geological, engineering and economic data. The probabilistic method uses known geological, engineering and economic data to generate a range of estimated reserve quantities and their associated probabilities. Each reserve classification gives an indication of the probability of recovery.
Definition — Proved Reserves
Proved reserves are those quantities of crude oil, natural gas, and natural gas liquids which geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under existing economic and operating conditions. Proved developed reserves include proved developed producing reserves and proved developed behind-pipe reserves. Proved developed producing reserves are only those reserves expected to be recovered from existing completion intervals in existing wells. Proved developed behind-pipe reserves are those reserves expected to be recovered from existing wells where a relatively minor capital expenditure is required for recompletion. Proved undeveloped reserves are those reserves expected to be recovered from new wells on undrilled acreage or from existing wells where a relatively major expenditure is required for recompletion.
Definition — Unproved Reserves
Unproved reserves are considered less certain to be recovered than proved reserves. Estimates of unproved reserves are based on geologic and/or engineering data similar to that used to estimate proved reserves, but technical, contractual, economic considerations and/or SEC, state or other regulations preclude such reserves from being classified as proved. Unproved reserves may be further sub-classified as probable and possible to denote progressively increasing uncertainty of recoverability.
Importantly, estimation of unproved reserves may assume future economic conditions different than those prevailing at the time of the estimate. The effect of possible future improvements in economic conditions and technological developments can be expressed by allocating appropriate quantities of reserves to the probable and possible classifications.
Definition — Probable Reserves
Probable reserves are estimates of unproved reserves which analysis of geological and engineering data suggests are more likely than not to be recoverable. For estimates of probable reserves based on probabilistic methods, there should be at least a 50% probability that the quantities of reserves actually recoverable will equal or exceed the sum of the estimated proved plus probable reserves.
     Probable reserves may include:
1.	reserves in formations known to be productive where SEC regulations limit recognition of proved reserves to direct-offset locations one legal spacing-unit away from a producing well;

2.	reserves anticipated to be proved by normal step-out drilling where subsurface control is currently inadequate to classify these reserves as proved;

3.	reserves in formations that appear to be productive based on well-log characteristics but lack core data or other definitive tests to indicate productive potential and which are not analogous to producing or proved reserves in the area;

4.	incremental reserves attributable to infill drilling that could have been classified as proved if closer statutory spacing had been approved at the time of the estimate;

5.	reserves attributable to improved recovery methods that have been established by repeated commercially successful applications where:
a.	a project or pilot is planned but not in operation; and

b.	rock, fluid and reservoir characteristics appear favorable for commercial application;

6.	reserves in an area of the formation that appears to be separated from the proved area by faulting and where geologic interpretation indicates that the area is structurally higher than the proved area;

7.	reserves attributable to future workover, treatment, re-treatment, change of equipment, or other mechanical procedures, where such mechanical procedure has not been proved successful in wells which exhibit similar behavior in analogous reservoirs; and/or

8.	incremental reserves in proved reservoirs where an alternative interpretation of performance or volumetric data indicates more reserves are present than can be classified as proved.
Definition — Possible Reserves
Possible reserves are estimates of unproved reserves which analysis of geological and engineering data suggests are less likely to be recovered than probable reserves. For estimates of possible reserves based on probabilistic methods, there should be at least a 10% probability that the quantities of reserves actually recovered will equal or exceed the sum of the estimated proved plus probable plus possible reserves.
Possible reserves may include:
1.	reserves which, based on geological interpretations, could possibly extend beyond areas classified as probable;

2.	reserves in formations that appear to be petroleum bearing based on log and core analysis but may not be productive at commercial rates;

3.	incremental reserves attributed to infill drilling that are subject to technical uncertainty;

4.	reserves attributed to improved recovery methods where:
a.	a project or pilot is planned but not in operation; and

b.	rock, fluid and reservoir characteristics are such that there is a reasonable doubt that the project will be commercial;

and/or
5.	reserves in an area of the formation that appears to be separated from the proved area by faulting and where geological interpretation indicates the area is structurally lower than the proved area.
About Gasco Energy
Gasco Energy, Inc. is a Denver-based natural gas and oil exploitation and development company that focuses on natural-gas-rich prospects in the Rocky Mountain area of the United States. The Company currently is active in the Uinta Basin in Utah and controls acreage in the Greater Green River Basin of Wyoming. To learn more, visit www.gascoenergy.com.

Forward-looking statements
Certain statements set forth in this press release relate to management’s future plans, objectives and expectations. Such statements are forward-looking within the meanings of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical facts included in this press release, including, without limitation, statements regarding the Company’s future financial position, potential resources, business strategy, budgets, projected costs and plans and objectives of management for future operations, are forward-looking statements. In addition, forward-looking statements generally can be identified by the use of forward-looking terminology such as “may,” “will,” “expect,” “intend,” “project,” “estimate,” “anticipate,” “believe,” or “continue” or the negative thereof or similar terminology. Although any forward-looking statements contained in this press release are to the knowledge or in the judgment of the officers and directors of the Company, believed to be reasonable, there can be no assurances that any of these expectations will prove correct or that any of the actions that are planned will be taken. Forward-looking statements involve known and unknown risks and uncertainties that may cause the Company’s actual performance and financial results in future periods to differ materially from any projection, estimate or forecasted result. Some of the key factors that may cause actual results to vary from those the Company expects include inherent uncertainties in interpreting engineering and reserve or production data; operating hazards; delays or cancellations of drilling operations because of weather and other natural and economic forces; fluctuations in oil and natural gas prices in response to changes in supply; competition from other companies with greater resources; environmental and other government regulations; defects in title to properties; increases in the Company’s cost of borrowing or inability or unavailability of capital resources to fund capital expenditures; and other risks described under “Risk Factors” in Item 1. of the Company’s 2006 filing on Form 10-K filed with the Securities and Exchange Commission on February 28, 2006.
Contact for Gasco Energy, Inc.: Investor Relations: 303-483-0044